CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Fiera Capital Diversified Alternatives Fund:

We consent to the use of our report dated December 23, 2016, with respect to the financial statements of the Fiera Capital Diversified Alternatives Fund (formerly, Rothschild Larch Lane Alternatives Fund) as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                   /s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2017